Exhibit 5.1

September 2, 2022

NovAccess Global Inc.

8584 E. Washington Street, No. 127

Chagrin Falls, Ohio 44023

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by NovAccess Global Inc., a Colorado corporation (“NovAccess” or the “company”), of the following shares of the company’s common stock, no par value (the “common stock”):

A.    7,500,000 shares of common stock issued by the company to Innovest Global, Inc., a Nevada corporation (“Innovest”), pursuant to a membership interest purchase agreement dated June 1, 2020, between NovAccess and Innovest to acquire StemVax, LLC (the “Innovest Shares”);

B.    875,000 shares of common stock issued by the company to AJB Capital Investments, LLC, a Delaware limited liability company (“AJB”), pursuant to a securities purchase agreement dated May 5, 2022, between NovAccess and AJB for a loan commitment fee (the “AJB Commitment Fee Shares”);

C.    1,736,111shares of common stock issuable upon conversion of a $250,000 convertible promissory note dated February 15, 2022 issued by the company to AJB, and 6,250,000 shares of common stock issuable upon conversion of a $1,000,000 convertible promissory note dated May 5, 2022 issued by the company to AJB, both as convertible on August 24, 2022 (the February 15, 2022 and May 5, 2022 convertible promissory notes issued to AJB are referred to below as the “AJB Notes,” and the shares of common stock issuable upon conversion of the AJB Notes as the “AJB Conversion Shares”);

D.    1,000,000 shares of common stock issuable upon exercise of a common stock purchase warrant dated August 20, 2021 with an exercise price of $1.50 a share issued by the company to AJB in connection with a loan, 500,000 shares of common stock issuable upon exercise of a common stock purchase warrant dated February 15, 2022 with an exercise price of $1.50 a share issued by the company to AJB in connection with a loan, and 1,000,000 shares of common stock issuable upon exercise of a common stock purchase warrant dated May 5, 2022 with an exercise price of $0.01 a share issued by the company to AJB in connection with a loan (the August 20, 2021, February 15, 2022 and May 5, 2022 common stock purchase warrants issued to AJB are referred to below as the “AJB Warrants,” and the shares of common stock issuable upon exercise of the AJB Notes as the “AJB Warrant Shares”); and

E.    1,624,240 shares of common stock issuable upon conversion of a $400,000 convertible promissory note dated November 20, 2014 issued by the company to Bountiful Capital, LLC (“Bountiful”), and 3,403,860 shares of common stock issuable upon conversion of a $150,000 convertible promissory note dated May 12, 2017 issued by the company to Bountiful, both as convertible on August 24, 2022 (the November 20, 2014 and May 12, 2017 convertible promissory notes issued to Bountiful are referred to below as the “Bountiful Notes,” and the shares of common stock issuable upon conversion of the Bountiful Notes as the “Bountiful Conversion Shares”).

We have examined the documents and considered the legal matters that we consider necessary and relevant as the basis for our opinions included below. With respect to our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of these documents. As to questions of fact material to our opinions, we have, to the extent we considered appropriate, relied upon certain representations of officers of NovAccess.

CLEVELAND OFFICE 1375 East Ninth Street One Cleveland Center + 29th Floor Cleveland OH 44114	COLUMBUS OFFICE 10 West Broad Street One Columbus Center + Suite 1900 Columbus OH 43125	KJK.com A LAW FIRM BUILT FOR BUSINESS.

The opinions set forth below are limited to the Colorado Business Corporation Act. We are authorized to practice law in the State of Ohio only.

Based on the foregoing, we are of the opinion that:

1.    The Innovest Shares and AJB Commitment Fee Shares have been duly authorized and legally issued and are fully paid and nonassessable.

2.    The AJB Conversion Shares issuable by NovAccess upon conversion of the AJB Notes have been duly authorized and, when and if issued in accordance with the AJB Notes, will be legally issued, fully paid and nonassessable.

3.    The AJB Warrant Shares issuable by NovAccess upon exercise of the AJB Warrants have been duly authorized and, when and if issued in accordance with the AJB Warrants, will be legally issued, fully paid and nonassessable.

4.    The Bountiful Conversion Shares to be issued by NovAccess upon conversion of the Bountiful Notes have been duly authorized and, when and if issued in accordance with the Bountiful Notes, will be legally issued, fully paid and nonassessable.

With respect to the opinions in paragraphs 2, 3 and 4 above, we express no opinion to the extent that: (i) notwithstanding the company’s current reservation of shares of common stock, future issuances of securities of NovAccess, antidilution adjustments to outstanding securities of NovAccess, or both, may cause the number of shares issuable upon: (x) exercise of the AJB Warrants, or (y) conversion of the AJB Notes and Bountiful Notes, to exceed the number of shares of common stock that then remain authorized but unissued; or (ii) the underlying documents authorizing the issuance of the AJB Conversion Shares, AJB Warrant Shares or Bountiful Conversion Shares are amended, restated, canceled, or otherwise revised, after the date of this opinion.

We hereby consent to the inclusion of this opinion as an Exhibit 5.1 to the Registration Statement and to the use of our name as your counsel under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are a member of the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated under the Securities Act.

Very truly yours,

/s/ Kohrman Jackson & Krantz LLP

Kohrman Jackson & Krantz LLP

CLEVELAND OFFICE 1375 East Ninth Street One Cleveland Center + 29th Floor Cleveland OH 44114	COLUMBUS OFFICE 10 West Broad Street One Columbus Center + Suite 1900 Columbus OH 43125	KJK.com A LAW FIRM BUILT FOR BUSINESS.